EXHIBIT 23.2


             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), and related prospectus of PMC-Sierra, Inc. for the registration of up to 296,676 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2000, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. included in its Annual Report (Form 10-K) for the year ended December 26, 1999, as amended, filed with the Securities and Exchange Commission.



/s/DELOITTE & TOUCHE LLP
Vancouver, British Columbia, Canada
March 30, 2000